Exhibit 10.4

Form of Accrued Dividend Waiver Agreement

This Accrued Dividends Waiver Agreement (this “Agreement”) is entered into as of September 30, 2025 (the “Effective Date”), by and between Limitless X Holdings Inc., a Delaware corporation (the “Company”), and ______ (“Holder,” and together with the Company, the “Parties,” and each, a “Party”).

The Parties hereby agree as follows:

1.	In General; Definitions. Holder is the record and beneficial owner of 388,583 shares (the “Preferred Shares”) of the Company’s Series D 15% Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”), which Series D Preferred Stock has a stated value of $25.00 per share (the “Stated Value”).

2.	Waiver of Accrued Dividends. For good and valuable consideration, Holder hereby irrevocably waives, releases, and forgives any and all accrued and unpaid dividends on the Preferred Shares through and including September 30, 2025, in the aggregate amount of $[●] (the “Accrued Dividends”). For the avoidance of doubt, Holder acknowledges and agrees that (a) Holder has no further right, title, interest, claim or demand in or to the Accrued Dividends, and (b) this Agreement effects a full and final compromise, settlement, and release of any claim by Holder to the Accrued Dividends.

3.	No Exchange; No Other Amendments. This Agreement relates solely to the waiver, release, and forgiveness of Accrued Dividends with respect to the Preferred Shares. It does not contemplate, require, or effect any exchange, conversion, redemption, cancellation, modification, or amendment of the Preferred Shares or the terms of the Series D Preferred Stock, which shall remain in full force and effect in accordance with their existing terms (other than as expressly set forth in Section 2 with respect to the Accrued Dividends).

4.	Holder Representations. Holder represents and warrants that (a) Holder is the sole legal and beneficial owner of the Preferred Shares, free and clear of any lien, pledge, encumbrance, security interest, restriction, claim, option, right of first refusal or adverse interest (other than restrictions arising under applicable securities laws and the Company’s governing instruments), and (b) Holder has full right, power, and authority to execute and deliver this Agreement and to irrevocably waive, release, and forgive the Accrued Dividends. This Agreement constitutes a legal, valid, and binding obligation of Holder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, and equitable principles.

5.	Company Representations. The Company represents and warrants that this Agreement has been duly authorized, executed, and delivered by the Company and constitutes a legal, valid, and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, and equitable principles.

6.	Miscellaneous. This Agreement (a) is the entire agreement of the Parties with respect to the waiver, release, and forgiveness of the Accrued Dividends and supersedes all prior and contemporaneous discussions or understandings relating thereto; (b) may be amended or waived only by a written instrument signed by both Parties; (c) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles; and (d) may be executed in counterparts and delivered by electronic transmission, each of which shall be deemed an original and together shall constitute one and the same instrument. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect so long as the essential terms and intent can be effectuated. No third party shall have any rights hereunder. Each Party shall bear its own fees and expenses in connection with this Agreement.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the Parties have executed this Accrued Dividends Waiver Agreement as of the Effective Date.

Limitless X Holdings Inc.

By:
Name:	Danielle Young
Title:	Chief Operating Officer

By:
Name: